TRANSACTIONS SUBJECT TO RULE  10f - 3  PROCEDURES

      Fund:       JPM Small Co            Security: Eagle Geophysical, Inc
                                                    Common Stock
      Issuer:     Eagle Geophysical, Inc

REQUIRED INFORMATION                      APPLICABLE RESTRICTION

1.Offering Date    8/5/97                 None

2.Total Size of Offering   99,960,000     None

3.Unit Price of Offering        17.00     None

4.Underwriting Spread            1.19     Morgan Guaranty determination
                                          must be made

5.Years of Issuer's Operations      4     Must be at least three*

6.Underwriting                   firm     Must be firm

7.Trade Date                   8/5/97     No later than 1 day after #1

8.Portfolio Assets on
  Trade Date               5,082,557      None

9.Price Paid per Unit          17.00      Must not exceed #3  ($ $17.00 )

10.Total Price Paid by
   Portfolio                   5,100      Must not exceed #8 x 3%  ($152,476.71)

11.Total Price Paid by
   Portfolio plus Total Price             If less than $500,000, must not
   Paid for same securities               exceed #2 x 10% (N/A), otherwise
   by associated Funds        540,600     must not exceed #2  x 4% ( $3,998,400)

12.List of Underwriters from
   whom Portfolio purchased  Prudential   Must not include  Morgan
                                          Guaranty or affiliates **
                                          Securities, Inc.




      Morgan Guaranty has no reason to beleive that the underwriting commission, spread or profit is not reasonable or fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, Morgan Guaranty has considered the factors set forth in the Fund's 10f-3 procedures.


                                             Barry Mullen
                                             Compliance Officer

      * Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii) , whichever is met.

     ** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale.


      List of Underwriters or Dealer from whom Portfolio purchased:
                  Prudential Sec's.
                  Simmons & Co.